Exhibit 10.37.1

November 19, 2008

Mr. Gary Muto

Dear Gary,

The Confidentiality, Non-Solicitation of Associates and Non-Competition Agreement (the “Confidentiality Agreement”) dated November 6, 2008, that you entered into with Ann Taylor, Inc. (the “Company”), is hereby amended, effective immediately to add following new Paragraph 10:

10. Termination for Good Reason. If you terminate your employment for “Good Reason” (as defined below) you will not be deemed to have voluntarily resigned and you will be entitled to the benefits set forth in Paragraph 2 of this Agreement as if you had been terminated by the Company without Cause. As used herein, “Good Reason” shall mean: (1) a change in your reporting relationship so that you no longer report to the CEO of Ann Taylor Stores Corporation; (2) action by the Company resulting in a diminution of your responsibilities as the head of the Ann Taylor LOFT Division; (3) the Company’s relocation of your principal place of employment outside of the New York City metropolitan area; or (4) the Company’s breach of any contractual agreements with you, provided the Company does not cure such breach within fourteen calendar days of notice from you. If you terminate your employment without Good Reason, the Company will not waive the provisions of Paragraph 2(b) of this Agreement or shorten the Non-Competition period pursuant to Paragraph 2(c) of this Agreement.

Except as amended hereby, all other terms and conditions of the Confidentiality Agreement shall remain in full force and effect.

Very truly yours,

/s/ Kay Krill
Kay Krill
President & Chief Executive Officer

Agreed:

/s/ Gary Muto
Gary Muto
President, Ann Taylor LOFT
Dated: 11/24/08